Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Green Plains Holdings LLC, the general partner of Green Plains Partners LP:

We consent to the incorporation by reference in the registration statement (No. 333-213320) on Form S-3 and registration statement (No. 333-205413) on Form S-8 of Green Plains Partners LP of our report dated February 20, 2020, with respect to the consolidated balance sheets of Green Plains Partners LP and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, partners’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Green Plains Partners LP.

Our report dated February 20, 2020, on the consolidated financial statements as of December 31, 2019 contains explanatory paragraphs that refer to the Partnership’s adoption of ASC Topic 842, Leases, and ASC Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Omaha, Nebraska

February 20, 2020